For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES RECORD FIRST QUARTER 2010
SALES, OPERATING INCOME, NET EARNINGS AND EARNINGS PER SHARE
• Net Sales of $492.8 Million
• Operating Income of $81.0 Million
• Net Earnings of $56.3 Million
• Diluted Earnings Per Share of $1.15

MANHATTAN BEACH, CA. – April 28, 2010 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2010.

First quarter 2010 net sales increased 43.5 percent to $492.8 million compared to $343.5 million in the first quarter of 2009. Operating income for the first quarter of 2010 was $81.0 million compared to $6.2 million in the first quarter of 2009. Net earnings for the first quarter of 2010 were $56.3 million versus net earnings of $8.2 million in the first quarter of 2009. Diluted earnings per share were $1.15 based on 48,742,000 weighted average shares outstanding as compared to net earnings per diluted share of $0.18 based on 46,467,000 weighted average shares outstanding, which is an increase of approximately 2.3 million shares from the first quarter of 2009. The first quarter 2010 earnings are based on a higher tax rate of 31.5 percent; we currently expect our annual effective tax rate to be approximately 32 percent for 2010.

“Our first quarter net sales of nearly $500 million and earnings per share of $1.15 mark the highest quarterly sales and EPS in our nearly 18-year history, and continue the strong momentum we experienced in the second half of 2009,” began David Weinberg, chief operating officer and chief financial officer. “The significant revenue growth in our domestic and international wholesale and retail channels, increased profitability and much improved margins are evidence that we continue to grow market share in the global footwear market. We believe our momentum is the result of our strong product offering, backed by targeted marketing efforts, strong execution, and increased brand awareness globally.”

Gross profit for the first quarter of 2010 was $237.4 million or 48.2 percent of net sales compared to $125.4 million or 36.5 percent of net sales in the first quarter of last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Achieving record quarterly revenues is an incredible way to start both a new year and a new decade. We are extremely pleased with our growth – and what it means for us, the SKECHERS brand and our position in the world market. We believe challenging times, such as the past couple of years, present opportunities. We believe that our decisive actions in 2009, including the continued development of new product and consistent marketing efforts, resulted in our accelerated growth, improved profitability, and a growing buzz about SKECHERS in the first quarter. We see this momentum continuing for us and many of our retail partners as we remain dedicated to delivering fresh men’s, women’s and kids’ product and developing new marketing campaigns to support these efforts, including our latest with Hall of Fame quarterback Joe Montana. The strong growth we are experiencing is primarily the result of the positive reaction of consumers in the United States to our product offering. We believe this enthusiasm and acceptance is beginning to spread around the world as these new styles are just reaching South America, Europe, Asia, and beyond. It is an exciting place to be, the Number 2 athletic brand in the United States, and we are eager for continued growth in 2010 and throughout this decade.”

“With strong April sales in our wholesale and international business, double digit retail store comps, accelerating backlog, and the addition of 20 to 25 more retail stores in the United States and in new markets in Europe this year, we believe our momentum will continue throughout the year. More new relevant men’s, women’s and kids’ product will also be delivering for back to school in June and July, which can result in a shift in revenue between the second and third quarters,” Mr. Weinberg added. “We are well-positioned for growth in 2010 and beyond with clean inventory, a cash position of $326 million at quarter end, and a new, more efficient, 1.8 million-square-foot distribution center in Rancho Belago, California in development.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and the ongoing financial crisis and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2009. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the Company cannot predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$325,879	$265,675
Short-term investments	—	30,000
Trade accounts receivable, net	291,963	219,924
Other receivables	4,619	12,177

Total receivables	296,582	232,101
Inventories	189,002	224,050
Prepaid expenses and other current assets	31,170	28,233
Deferred tax assets	8,950	8,950

Total current assets	851,583	789,009
Property and equipment, at cost less accumulated	174,072	171,667
depreciation and amortization
Intangible assets, less applicable amortization	8,618	9,011
Deferred tax assets	13,665	13,660
Other assets, at cost	13,183	12,205

TOTAL ASSETS	$1,061,121	$995,552

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$16,024	$529
Short-term borrowings	1,323	2,006
Accounts payable	184,325	196,163
Accrued expenses	40,886	31,843

Total current liabilities	242,558	230,541
Long-term borrowings, excluding current installments	—	15,641

Total liabilities	242,558	246,182
Equity:
Skechers U.S.A., Inc. equity	815,249	745,922
Noncontrolling interests	3,314	3,448

Total equity	818,563	749,370

TOTAL LIABILITIES AND EQUITY	$1,061,121	$995,552

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Net sales	$492,764	$343,470
Cost of sales	255,346	218,041

Gross profit	237,418	125,429
Royalty income	385	272

	237,803	125,701

Operating expenses:
Selling	34,309	21,510
General and administrative	122,487	98,038

	156,796	119,548

Income from operations	81,007	6,153
Other income (expense):
Interest, net	713	664
Other, net	209	(218)

	922	446

Earnings before income taxes	81,929	6,599
Income tax expense (benefit from)	25,806	(753)

Net income	56,123	7,352
Less: Net income attributable to noncontrolling interest	(173)	(868)

Net earnings attributable to Skechers U.S.A., Inc.	$56,296	$8,220

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$1.20	$0.18

Diluted	$1.15	$0.18

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A, Inc.:
Basic	46,781	46,221

Diluted	48,742	46,467